Exhibit 10.1

3 June 2015

Rohit Aggarwal	Private & Confidential

Dear Rohit

OFFER OF APPOINTMENT

Your employment as Vice President & Managing Director, Indian Subcontinent with Huntsman (Singapore) Pte Ltd (the “Company”) shall commence with effect from such date as the parties may mutually agree (the “Fifteenth of June 2015”), on and subject to the following terms and conditions:

1.        CONDITIONS OF APPOINTMENT

1.1      The Company may at its discretion terminate this Agreement immediately at any time before the Commencement Date by giving you written notice and without any liability to you, in which case your employment with the Company shall not commence.

1.2      Your appointment will be subject to:

1.2.1   The receipt of a satisfactory report on your health from the Company’s Doctors following a medical examination and chest X-ray.

1.2.2   Your undertaking, both during the period of your employment and at all times after the termination thereof, that you will not disclose any confidential or proprietary information pertaining to the Company or any of its associated companies; and that you will not (except in the normal course of the Company’s or any of its associated company’s business) publish any literature, deliver any lecture, or make any communication to the Press relating to the Company’s or any of its associated company’s business or products, or to any matters with which the Company of any of its associated companies may be concerned, unless you have previously applied to and obtained permission from your Business I Department Head to do so.

From time to time, the Company or any of its associated companies may be required to undertake Government-related activities which involve matters that cannot be disclosed.  There are laws which apply to employees concerned, however remotely, with such activities and if it is ever intended that you should undertake work of this kind, these laws and the methods of handling of the information involved will be explained to you at the appropriated time.  lf, however, you should accidentally be brought into contact with any Government-related work, or information relating thereto, you must under no circumstance communicate it to anyone without authorization, and you must report to your Business/Department Head

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

immediately for instructions regarding the manner in which such work or information should be handled.

Your agreement not to undertake on your own account or with any person or persons any trade, business or profession; or to accept any form of paid employment unless you have previously obtained the written consent of the Company.

1.2.3   Your undertaking that you will abide by the Company’s policies on Insider Trading and Code of Business Ethics.

1.2.4   Your agreement that any invention you make in the course of your work or any patents arising there from will be the property of the Company and that you will sign any necessary papers related thereto.

1.2.5   Your agreement that you will serve the Company anywhere in Singapore or any region where the Company or any of its associated companies has affiliated operations (hereinafter called the “Service Territories”) in the capacity of Vice President & Managing Director, Indian Subcontinent or any capacity commensurate with your skills and experience as the Company may from time to time determine.

1.2.6   Should you serve in any region within the Service Territories, your duties shall be carried out under the supervision and control of the local Management of the Company or any of its associated companies.

1.3      You warrant that by entering into this Agreement with the Company, you are lawfully able to undertake employment with the Company on and as from the Commencement Date and that you will not be in breach of any term, express or implied, of any prior agreement, arrangement, undertaking or understanding with any other person (including but not limited to any notice requirement, confidentiality obligations and/or restrictive covenants arising out of employment with any former employer).  If, on or after the Commencement Date, the Company discovers or becomes aware that you may not lawfully undertake employment or assume your duties contemplated hereunder with the Company for any reason whatsoever, the Company shall be entitled to terminate your employment with immediate effect by giving you written notice and without any compensation whatsoever.

2.        TERMS OF SERVICE

2.1      Your starting basic salary will be at the rate of SGD 42,834 per month or SGD 514,008 per annum.

2.2      You will also receive a car allowance of SGD 3,000 per month or SGD 36,000 per annum.

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

2.3      No fixed bonuses in addition to the above salary will be payable.  The Company, however, has a Variable Bonus Scheme which shall apply to you.  The Variable Bonus Scheme is based on business and personal performance indicators, and is targeted at 40% (to a maximum of 60%) of your annual basic salary with payout depending on annual corporate and personal performance.

2.4      Your employment shall be on a probationary basis for a period of six (6) months initially.  The Company may, if it considers necessary, extend the probationary period for a further period of three months.  This probationary period is solely for the purpose of considering whether or not you are suitable in all respects for permanent employment.  During the probationary period, your employment can be terminated at any time by the Company or yourself by one party giving to the other party one month’s notice in writing or one month’s salary in lieu thereof.

On satisfactory completion of your probationary period, your appointment will be confirmed.  The notice period for termination of employment by either party after such confirmation shall be three (3) months.  Alternatively, three months’ salary in lieu of such notice period may be paid.

In the event of dismissal by the Company due to misconduct, termination will be deemed immediate and the requisite notice period or salary in lieu of notice shall not apply.

2.5      Other terms of service are listed in “Addendum to the Offer of Appointment”

2.6      Your eligibility to the benefits will be administered based on the total years of your service with the Company.  Please see enclosed Appendix for the benefits details.  The Company reserves the right to amend any of the benefits.

3.        TAX

You shall be responsible for your own personal income tax in Singapore per the prevailing legislation.

4.        CODE OF CONDUCT

The Company’s code of conduct forms an integral part of this Agreement.  You hereby acknowledge receipt of the Code of Conduct and agree that you will at all time abide by it and agree that the provisions of the Code are fair and reasonable.  You agree and acknowledge that the Company shall have the right to vary the terms and conditions of such Code of Conduct.  In the event of breach of the provisions of the Code, the Company is entitled to take disciplinary action including, where appropriate, termination of your employment with the Company either summarily or on notice.

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

5.        OWNERSHIP OF PROPERTIES

a)         When work is completed by you under the planning or financial support of the Company, the Company shall be the author of such work shall own the copyright thereof.

b)         For any inventions, utility models and/or new designs created by you in connection with the performance of your work, the patent rights or right to apply for patent thereof shall belong to the Company.  Where such inventions, utility models and/or new designs are created by you under the planning or financial support (including salary payments or allowances) of the Company, the Company is not obliged to provide you with any other compensation for such a creation.

For any inventions, utility models and/or new designs created by you not in connection with the performance of your work, you shall immediately notify the Company in writing and shall disclose the process of your creation.  Where such a creation is derived from your use of the Company’s resources or your experiences in the Company, the Company, May after having provided you with reasonable compensation, practice such inventions, utility models and/or new designs within the Company and/or in any Affiliated Companies.

c)         The exclusive right to use the trademarks or service marks relating to the Company’s products or services shall belong to and remain the property of the Company.

6.        NON-DISCLOSURE OBLIGATIONS

a)         You agree to keep strictly in confidence, and will adopt appropriate methods to protect the confidential information and documents as designated, verbally or in writing, by the Company, which include but are not limited to the following and may be contained in such media as electronic apparatus, diskettes, laser discs and/or any other hardware or software:

i)          any document, information or data relating to the products, businesses, personnel, customers, suppliers of the Company and/or its Affiliated Companies or any firm that maintains a cooperative relationship with the Company;

ii)         any document, information or data supplied by any firm and/or individual that maintain a technical cooperation or licensing relationship with the Company for use or reference by the Company or its Affiliated Companies;

iii)        any business project, product, process, method or other information being researched or developed by the Company or any Affiliated Company, or by you or any other persons under engagement of the Company or the Affiliated Companies; and

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

iv)        you agree that you will not disclose, in any manner, the above confidential information to any persons who have not been authorized to receive such information, and that except as agreed by the Company, you will not use the confidential information for purposes other than performing the specific services assigned to you or for the benefit of yourself or any other persons.

b)         As your salary is sensitive and personal information, you are not allowed to reveal it in public or discuss it with other colleagues.

c)         Except as otherwise agreed to or authorized by the Company, you shall not publicize or publish in any publication or mass media any information relating to the products, businesses or any other affairs of the Company or its Affiliated Companies.

d)         The non-disclosure obligations set forth in the preceding paragraphs will survive the termination of your employment for whatever reasons.

7.        NON-COMPETE OBLIGATIONS

Until the expiry of one year from the termination of your employment (for whatever reasons), you agree not too directly or indirectly:

a)         solicit, canvass or approach any person, who, to your knowledge, was provided with goods or services by the Huntsman Businesses at any time during the last year of your employment or was negotiating with the Huntsman Businesses for the provision of goods or services by the Huntsman Businesses at the termination, or to offer to that person goods or services previously provided to him by the Huntsman Businesses during that year or which were the subject of the negotiations at that termination; and

b)         accept orders from such a person for goods or services similarly to or competitive with the goods or services previously provided to him by the Huntsman Businesses during the last year of your employment or which were the subject of the negotiations at that termination.

8.        DATA PRIVACY

Your personal information is treated in accordance with the Company’s global privacy policy.  As is stated in the policy, the Company collects, uses, and processes personal information, related to your employment, which includes your employment.

In addition, the company uses and processes the personal information of yourself, your dependents and will, as necessary and in connection with your employment, share your data and your dependent data with third party vendors.

This letter does not purport to be an exhaustive documentation of the Company’s terms of employment offered to you, but it will guide you on the main points.  Other terms of employment

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

not specified here will be covered under the Company’s Policy Manuals or practices, whether written or unwritten.  Such policies or practices may be subject to change from time to time by the Company where it deems necessary.

If you are in agreement with the contents herewith, please sign on the space provided in the duplicate copy of this letter and return the same to us to indicate your acceptance of the foregoing.

Yours sincerely

/s/ Petra Remans

Petra Remans
Director, Human Resources
Textile Effects

I have read the above & Addendum to the Offer of Appointment and I accept the employment offered to me in accordance with the contents herewith.  I confirm that I am not bound by or subject to any court order, agreement, arrangement, undertaking or understanding which in any way restricts or prohibits me from entering into this Agreement and/or from performing my duties pursuant hereto.

Rohit Aggarwal	/s/ Rohit Aggarwal
Names as in FIN/Passport	Signature

Date: 5/6/2015

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

Addendum to the Offer of Appointment

This addendum listed out other terms not covered in the Offer of Appointment of 3 June 2015:

1.         Huntsman Pension Plan I Central Provident Fund (CPF)

You will be eligible for the International Retirement Benefits Plan.  The Huntsman International Retirement Benefits Plan provides you with a way of saving towards your retirement through your salary.  Based on your level of contribution the Company will make generous matching contributions to your retirement account.  The Plan will be administered by Friends Provident International.  There will also be an Independent trustee, Boal & Co, who will provide Plan governance and ensure it runs smoothly.  Details will be provided separately.

In the event that you obtained Singapore Permanent Residence status, the company is obliged to make the mandatory CPF contribution into your account.  The company will continue to match your contribution to the Huntsman international Retirement Benefits Plan, less the CPF employer contributions.

2.         Housing Allowance

A gross monthly housing allowance of SGD 22,500 p.m. will be paid.

Please note that the housing allowance provided by the company is subject to the Singapore Individual Income Tax and will be borne by yourself.

3.         Children Education Allowance

You have the option of a local or private school for your children.

A gross annual children education allowance of SGD 70,716 will be paid in 12 equal installments or in line with the payment schedule of your selected school.

The children educational allowance will only be paid up the completion of Secondary School Level.  The allowance will be stopped upon completion of Secondary School.  This allowance is subjected to the Singapore Individual Income Tax and that will be paid by yourself.

4.         Hardship Allowance

A gross monthly hardship allowance of SGD 12,500 p.m. will be paid.  This allowance will cease should you transfer to a different job role or location.

Please note that the hardship allowance provided by the company is subject to the Singapore Individual Income Tax and will be borne by yourself.

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

5.         Medical & Other Benefits

You will be enrolled under the international healthcare scheme, details of which will be made available to you.  Huntsman will cover all premium costs for your healthcare coverage.  Neither Huntsman nor the plan will fund costs for cosmetic treatments.

The current Healthcare Scheme provider is Aetna Global.  Huntsman retains the right to change the insurance providers or medical/dental/optical practitioners at any time.

Other benefits are listed in the Appendix.

6.         Taxation / Tax Filing & Advice

The Company will pay for the cost of preparing tax returns associated with earnings in the calendar years 2015 and 2016 (during the 2016 and 2017 tax filing timetable).  3 hours tax advice session will be provided by external tax professional.

You will be responsible for Singapore taxes which include federal, state and social security taxes associated with your base compensation, allowances stipulated above and bonus as per normal payroll deductions.

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

Appendix:  Benefits Summary

Public Holiday Pay

There are 11 gazetted public holidays in Singapore.  You will be eligible for the paid public holiday provided you are on active pay status the day before and the day after the holiday

Off-in-lieu Days

Off-in-lieu days are credited into your leave database for local public holidays that falls on non-working days (Saturday).  Such leave will not be encashed or carried over to the next year.

Sick Leave & Hospitalization Leave

1.   You will be eligible for 14 days in each year, if no hospitalization is necessary.

2.   You will be entitled to hospitalization leave of up to 60 days in each year less the amount of sick leave taken.

Annual Leave

You will be entitled to 25 working days of annual leave.

Any annual leave outstanding at the end of the calendar year may be carried forward for 3 months, subject to a maximum of 50% of annual entitlement and thereafter be forfeited if not used.

Marriage Leave

You will be eligible for 4 working days’ paid leave upon your first legal marriage.

Paternity Leave

Male employee will be entitled to 2 working days’ paid leave on the birth of your first four surviving children.

Maternity Leave

Female associate who has been employed by the Company for more than 180 days immediately preceding the day of confinement will be entitled to 8 weeks’ or 16 weeks (for associate who has met the criteria for extended maternity leave) maternity leave, at your current monthly basic pay, for your first two surviving children.

Childcare Leave

For married employees whose children are Singapore Citizens and age seven and below, you will be entitled to 6 days paid childcare leave per calendar year, irrespective of the number of children.  For those whose children are not Singapore Citizens, 2 days of childcare leave will be granted.

You will be eligible for the leave if you have been employed by the company for at least 3 months.  Such leave cannot be encashed or carried over to the next year.

Compassionate Leave

You will be eligible for 4 working days of compassionate leave (or 5 working days if require overseas traveling) in the event of death of an immediate family member.  Immediate family

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368

….Rohit Aggarwal

members are defined spouse, child/children, and adopted children with legal documentation, siblings, parents, parents-in-law, grandparents & grandparents-in-law.

Critical Illness Leave

You will be eligible for 4 working days of critical illness leave in the event of serious illness of an immediate family member.  Critical illness is defined as being on the critically ill list of any licensed hospital in Singapore.

The Company reserves the right to amend any of the benefits.

HUNTSMAN (SINGAPORE) PTE LTD Co. Reg. No. 200005669C 150 Beach Road #37-00 Gateway West Singapore 189720 Tel: 6297 3363 Fax: 65-6296 3368